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                                                                   EXHIBIT 10.13

                     Pacific Aerospace & Electronics, Inc.
                             430 Olds Station Road
                          Wenatchee, Washington 98801



                                August 15, 2001
Nick A. Gerde
1906 Rocklund Drive
Wenatchee, WA 98801

Dear Nick:

     This letter is to notify you that your employment with Pacific Aerospace & Electronics, Inc. is being terminated, effective immediately, in accordance with your Employment Agreement dated June 1, 1997, as amended. I appreciate your agreement to continue to provide services to the Company at no cost from time to time at my request through September 21, 2001.

     In accordance with your employment agreement, you will receive, as severance pay, twelve months of your annual salary, as now in effect. This amounts to $150,000, which will be paid in accordance with the Company's normal payroll practices, including deductions, withholdings, and collections required by law, in installments on regular payroll days over the next twelve months. PA&E will also maintain your health, dental and vision insurance at PA&E's current contribution level for twelve months. If you become covered by another employer's plan, you must promptly notify us, and this benefit will cease.

     Your employment agreement states that the foregoing amounts, plus compensation payable through your last date of employment, constitute PA&E's sole obligation to pay you in connection with the termination of your employment. If you have any outstanding reimbursable business expenses, please submit an expense report to me for approval prior to August 17, 2001.

     Your outstanding stock options and non-public warrants are summarized on an attachment to this letter and will remain in effect, subject to the terms of the applicable option agreements, warrant agreement, and plans.

     In accordance with Section 6.1.4 of your employment agreement, please immediately return to me all information and physical property made or compiled by you during your employment with the Company that contains or relates to "Protected Information." Protected Information is defined in Section 6.1.5 of your employment agreement and includes all trade secrets and all confidential, proprietary, and nonpublic information of the Company and any of its subsidiaries. Please review Section 6.1.5 of your employment agreement for a more complete
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Nick A. Gerde
August 15, 2001
Page 2


description of the covered materials. These materials should be delivered to me immediately, along with your company vehicle, building and car keys, security badge, credit cards, computer equipment and software, and any other property in your possession or control that belongs to the Company.

     In accordance with Section 6.1.1 of your employment agreement, you may not, at any time, either now or in the future, directly or indirectly, disclose or use any Protected Information or cause any Protected Information to become public. You are also reminded that Section 6.3 of your employment agreement restricts your ability to hire employees of the Company or any of its subsidiaries, or to otherwise interfere with any employment relationships.

     Subject to your execution of the attached waiver and release, the Company hereby offers to waive Section 6.2 of your employment agreement, which is your covenant not to compete. If This portion of your severance package is optional and, if you do not accept it, your covenant not to compete will be in effect until August 15, 2002. In accordance with the Older Worker's Benefits Act, you have 21 days from the date you receive this letter to consider the Company's offer and sign the attached waiver and release. By signing below, you acknowledge that you received this letter and the attached waiver and release on the receipt date indicated below. If you accept the optional portion of the severance package, please indicate your acceptance by signing the attached waiver and release and returning it to me within the 21-day period. You will then have a period of seven days from the date immediately following the date of your execution of the waiver and release in which you may revoke, at your sole discretion, your acceptance of the optional portion of the severance package and the waiver and release. Notice of revocation must be made by you in writing, addressed to me at PA&E. If you do not exercise your right to revoke the waiver and release and severance package, your release from your covenant not to compete will become effective automatically on the date immediately following the end of the seven-day revocation period. The optional portion of your severance package proposed in this letter is for the purpose of insuring an amicable separation and resolving any and all potential disputes, claims or differences between you and PA&E. It is not to be construed as an admission of any kind by either you or PA&E. You have the right to consult with an attorney concerning this severance option.

  In accordance with company policy, we will only confirm your dates of employment and your position with the Company to prospective future employers. You agree not to make any derogatory or disparaging statements, either written or verbal, to any third party regarding PA&E or any of its affiliates, including any of its officers, directors, employees, or agents. PA&E agrees to allow you to have input on any formal internal and/or external announcements of your departure from PA&E.

  In the event that the Company requests your services in the future, the Company will reimburse you for reasonable out-of-pocket expenses that you incur in connection with those services. Furthermore, after August 15, 2002, if the Company requests your services, the Company will pay you a reasonable hourly rate for those services. If you are employed at the
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Nick A. Gerde
August 15, 2001
Page 3


time, the hourly rate will be your then current hourly rate. If you are not employed at the time, the hourly rate will be your last hourly rate with the Company.

     Thank you for your assistance over the past seven years. I wish you the best of luck in your future endeavors.

                                Very truly yours,

                                /s/ Donald A. Wright

                                Donald A. Wright


Offer Received: August 15, 2001


/s/ Nick A. Gerde
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Nick A. Gerde



Offer Accepted:  August 17, 2001.


/s/ Nick A. Gerde
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Nick A. Gerde